Exhibit 10.3

Modification to Warrant Agent Agreement

Between

eXoZymes Inc. and VStock Transfer LLC

This modification agreement dated June 30, 2026, is to that certain Warrant Agent Agreement between eXoZymes and VStock Transfer LLC, dated as of June 5, 2026, for the purpose of adding the securities to the terms of the Warrant Agent Agreement.

Capitalized terms used in this modification shall have the same meanings as assigned in the Warrant Agent Agreement.

The parties hereto agree that the first whereas clause will be removed in in its place will be inserted the following:

“WHEREAS, pursuant to the terms of that certain Underwriting Agreement (“Underwriting Agreement”), dated June 5, 2026, by and among the Company and Public Ventures, LLC (d/b/a MDB Capital), as representative of the underwriters (the “Underwriters”) set forth therein and that certain Placement Agent Agreement (“Placement Agent Agreement”) dated June 30, 2026, by and between the Company and Public Ventures, LLC, the Company is engaged in a public offering and public placement of securities of the Company (the “Offering”) of 732,260 shares (the “Shares”) of common stock, par value $0.000001 per share (the “Common Stock”), and 366,130 warrants (the “Warrants”) to purchase up to 366,130 shares of Common Stock (the “Warrant Shares”;”

IN WITNESS WHEREOF, this Warrant Agent Agreement has been duly executed by the parties hereto as of the day and year first above written.

EXOZYMES INC

By:	/S/ Michael Heltzen
Name:	Michael Heltzen
Title:	Chief Executive Officer

VSTOCK TRANSFER LLC

By:	/S/ Young D. Kim
Name:	Young D. Kim, Esq
Title:	Compliance Officer